 QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

CAUTIONARY STATEMENTS

The statements contained in this Form 10-Q include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). When used in this Form 10-Q and in future filings by the Company with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of one of our executive officers, the words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The following discussion contains certain cautionary statements regarding our business that investors and others should consider. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, we are not undertaking to address or update each factor in future filings or communications regarding our business or results, and are not undertaking to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected our past, as well as current, forward-looking statements about future results. Our actual results in the future may differ materially from those expressed in prior communications.

Health Care Costs.  We use a large portion of our revenue to pay the costs of health care services or supplies delivered to our members. Total health care costs we incur are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we base the premiums we charge on our estimate of future health care costs over the fixed premium period, competition, regulations and other factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, medical cost inflation, new mandated benefits or other regulatory changes and insured population characteristics. In addition, the earnings we report for any particular quarter include estimates of covered services incurred by our enrollees during that period for claims that have not been received or processed. Because these are estimates, our earnings may be adjusted later to reflect the actual costs. Relatively insignificant changes in the medical care ratio, because of the narrow margins of our health plan business, can create significant changes in our earnings. In addition, our operating results may be affected by the seasonal changes in the level of health care use during the calendar year. Although there are no assurances that this pattern will continue, per member medical costs generally have been higher in the first half than in the second half of each year.

Industry Factors.  The managed care industry receives significant negative publicity and has been the subject of large jury awards. This publicity has been accompanied by increased litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products and services, and may increase the regulatory burdens under which we operate, further increasing our costs of doing business and adversely affecting our profitability.

Competition.  In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in these markets are not substantial, so the addition of new competitors can occur relatively easily, and consumers enjoy significant flexibility in moving to new providers of health and well being services. Certain of our customers may decide to perform for themselves functions or services we provide, which would decrease our revenues. Certain of our contracted providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical, medical device and health information systems industries. To the extent that there is strong competition or that competition intensifies in any market, our ability to retain or increase customers or providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

AARP Contract.  Under our long-term contract with AARP, we provide Medicare supplemental, hospital indemnity health insurance and other products to AARP members. As a result of the agreement, the number of members we serve, products we offer and services we provide has grown significantly. As of September 30, 2000, our portion of AARP's insurance program represents approximately $3.5 billion in annual net premium revenue from approximately 3.6 million AARP members. The success of the AARP arrangement will depend, in part, on our ability to service these new members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of our arrangement with AARP.

Medicare Operations.  In the second quarter of 1998, we experienced a significant rise in the medical care ratio for our Medicare operations. The increase in medical costs was primarily due to the business growth in new markets with higher and more volatile medical cost trends, coupled with lower reimbursement rates. In response, we announced in October 1998 our decision to withdraw Medicare product offerings from 86 of the 206 counties we then served. The decision, effective January 1, 1999, affected approximately 60,000, or 12%, of Medicare members as of December 31, 1998. On July 1, 1999, we announced our decision to withdraw Medicare+Choice product offerings from an additional 49 counties. This decision, effective January 1, 2000, affected approximately 40,000 additional Medicare members. Also effective January 1, 2000, we filed significant benefit adjustments. In June 2000, UnitedHealthcare announced that it will not renew its Medicare+Choice contracts in 21 counties across the United States, effective January 1, 2001, affecting 56,000 individuals served. Annual revenues for 2000 from the Medicare markets we are exiting effective January 1, 2001, are expected to be approximately $320 million. These actions and other actions are expected to further reduce Medicare enrollment and may result in further withdrawals of Medicare product offerings, when and as permitted by our contracts with the Health Care Financing Administration ("HCFA"). As a consequence of these withdrawals, we are precluded from re-entering these counties with Medicare product offerings until 5 years after the respective effective date of withdrawal.

We will continue to offer Medicare products in strong and economically viable markets. However, our ability to improve the financial results of all of our Medicare operations will depend on a number of factors, including future premium increases, growth in markets where we have achieved sufficient size to operate efficiently, benefit design, provider contracting and other factors. There can be no assurance that we will be able to successfully prevent future losses on our Medicare operations.

Realignment of Operations.  In the second quarter of 1998, we recognized a charge to earnings for our realignment. The original operational realignment plan provided for substantial completion in 1999. We continue to implement our original realignment plan, however, some initiatives including the consolidation of certain claims and administrative processing functions and certain divestitures and market realignment activities have required additional time to complete in the most effective manner and to obtain certain required regulatory approvals, and will extend through the middle of 2001. Based on current facts and circumstances, we believe the remaining realignment reserve is adequate to cover the costs to be incurred in executing the remainder of the plan. However, as we proceed with the execution of the plan and more current information becomes available, it may be necessary to adjust our estimates for severance, lease obligations on exited facilities and losses on disposition of businesses.

Government Programs and Regulation.  Our business is heavily regulated at federal, state and local levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability for medical malpractice or other actions. We must obtain and maintain regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could adversely affect our revenue or could increase our costs. We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under such programs. Such changes have adversely affected our results and willingness to participate in such programs in the past and may also do so in the future.

State legislatures and Congress continue to focus on health care issues. In Congress, managed health care has been the subject of proposed legislation, in the form of a "Patients Bill of Rights" bill. In addition, other proposed bills and regulations may impact certain aspects of our business including provider contracting, claims payments and processing, confidentiality of health information and government-funded programs. Further, tax code changes considered from time to time by Congress may make it easier and more cost effective for employers to establish deferred contribution plans. While we cannot predict if any of these initiatives will ultimately become binding law or regulation, or if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for a loss of business to new health care funding arrangements. As our businesses continue to implement their e-commerce initiatives, uncertainty surrounding the regulatory authority and requirements in this area will make it difficult to ensure compliance.

We are also subject to various governmental reviews, audits and investigations. Such oversight could result in the loss of licensure or the right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special audits by HCFA, state insurance departments, the Office of Personnel Management and the Office of the Inspector General. We do not believe the results of any of the current audits, individually or in the aggregate, will have a material adverse effect on our financial position or results.

Provider Relations.  One of the significant techniques we use to manage health care costs and facilitate care delivery is contracting with physicians, hospitals and other providers. Because our health plans are geographically diverse and most of those health plans contract with a large number of providers, we currently believe our aggregate exposure to provider relations issues is limited. A number of organizations are advocating for legislation that would exempt certain providers from federal and state antitrust laws, the adoption of which could impact this assessment. In any particular market, providers could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers and members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, those activities could adversely affect our ability to market products or to be profitable in those areas.

Litigation and Insurance.  We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including securities fraud and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include: claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competitive and unfair business activities; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements; disputes over copayment calculations; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance. Recently, a number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of all of our managed care members and network providers for alleged breaches of federal statutes, including the Employee Retirement Income Security Act and the Racketeer Influenced Corrupt Organization Act. While we believe these suits against us are without merit and we intend to defend our position vigorously, we will incur expenses in the defense of these matters and we cannot predict their outcome.

Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages, or treble damages, may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

Information Systems.  Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, the Health Insurance Portability and Accountability Act's ("HIPPA's") administrative simplification provisions and the Department of Labor's proposed claim processing regulations may ultimately require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our acquisition activities, we have acquired additional systems and have been taking steps to reduce the number of systems and have upgraded and expanded our information systems capabilities. Failure to maintain effective and efficient information systems could cause the loss of existing customers, difficulty in attracting new customers, issues in determining medical cost estimates, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

Administrative and Management.  Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. While we attempt to effectively manage expenses, staff-related and other administrative expenses may arise from time to time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. These expense increases are not clearly predictable and may adversely affect results. Further, we believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. Loss of certain key employees or a number of managers or technical staff could adversely affect our ability to administer and manage our business.

Marketing.  We market our products and services through both employed sales people and independent sales agents. Although we have many sales employees and agents, the departure of certain key sales employees or agents or a large subset of these individuals could impair our ability to retain existing customers and members. In addition, certain of our customers or potential customers consider rating, accreditation or certification of us by various private or governmental bodies or rating agencies necessary or important. Certain of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, such rating accreditation or certification, which could adversely affect our ability to obtain or retain business with these customers.

Acquisitions and Dispositions.  We have an active ongoing acquisition and disposition program under which we may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These transactions may entail certain risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or increased efforts to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs or customer confusion or dissatisfaction.

Data and Proprietary Information.  Many of the products that are part of our knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in our databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of our database- related products would be adversely and materially affected. Furthermore, the use of individually identifiable data by our businesses is regulated at federal, state and local levels. These laws and rules are changed frequently by legislation or administrative interpretation. These restrictions could adversely affect revenues from certain of our products or services and, more generally, affect our business, financial condition and results of operations. There are various proposals currently under consideration that address the use of individually identifiable health data from federal and state legislative and regulatory bodies. The U.S. Department of Health and Human Services is expected to release soon final regulations regarding this issue, as directed under HIPAA. If these final regulations follow generally the proposed regulations, our existing policies and practices should be largely unaffected, with the exception of needed systems changes and the development of new administrative processes, which may lead to cost increases. Additionally, if state and/or federal laws are enacted, some of these provisions may impose restrictions on our use of patient data and may increase our cost to use health care data. The success of our knowledge and information-related business also depends significantly on our ability to maintain proprietary rights to our products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. We cannot assure that these legal protections and precautions will prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation could have an adverse effect on the ability of our knowledge and information-related business to market and sell its products and on our business, financial condition and results of operations.

Earnings Estimates.  From time to time in earnings releases and otherwise, we may publish forecasts or other forward-looking statements regarding our future results, including estimated revenues or net earnings. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risk and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure you that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective results of operations.

Stock Market.  The market prices of the securities of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. We cannot assure the level or stability of the price of our securities at any time or the impact of the foregoing or any other factors on such prices.

QuickLinks

CAUTIONARY STATEMENTS